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As filed with the Securities and Exchange Commission on November 30, 2001.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

TENET HEALTHCARE CORPORATION
(Exact name of registrant as specified in it charter)

Nevada (State or other jurisdiction of incorporation or organization)	95-2557091 (I.R.S. employer identification no.)

3820 State Street
Santa Barbara, California 93105
(805) 563-7000
(Address including zip code, and telephone number, including area code of registrant's principal executive offices)

TENET HEALTHCARE CORPORATION
2001 STOCK INCENTIVE PLAN
(Full title of the plan)

Richard B. Silver
Senior Vice President and Corporate Secretary
3820 State Street
Santa Barbara, California 93105
(805) 563-7000
(Name, address including zip code and
telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share*	Proposed Maximum Aggregate Offering Price*	Amount of Registration Fee

Common Stock, par value $.075 per share	40,000,000	$59.05	$2,362,000,000	$564,518

*
Pursuant to Rule 457(h), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of the Registrant's Common Stock on the New York Stock Exchange on November 27, 2001.

    There also are registered hereunder such additional indeterminate number of shares as may be issued as a result of the adjustment provisions of the Company's 2001 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    This Registration Statement on Form S-8 (the "Registration Statement") is being filed by Tenet Healthcare Corporation (the "Company" or "Registrant") with respect to the Company's 2001 Stock Incentive Plan (as the same may be amended, restated, modified, supplemented, renewed or replaced from time to time, the "Plan"), referred to on the cover of this Registration Statement. A copy of the Plan is attached as an Exhibit to this Registration Statement.

    The document(s) containing the information required in Part I of this Registration Statement will be sent or given to each of the Company's employees, directors, advisors or consultants who are selected to participate in the Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). Such document(s) are not being filed with the Commission but constitute (together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

    The following documents filed by the Company with the Commission are incorporated in this Registration Statement by reference:

  •
  The Company's Annual Report on Form 10-K for the year ended May 31, 2001 filed on August 20, 2001;

  •
  The Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2001, filed on October 12, 2001;

  •
  The Company's current reports on Form 8-K filed with the Commission on August 29, 2001, October 12, 2001, October 26, 2001, October 31, 2001 and November 6, 2001; and

  •
  The description of the Common Stock, par value $.075 per share (the "Common Stock") of the Company, which is contained in the Company's Registration Statement on Form S-3, Registration No. 33-45689, filed with the Commission on February 14, 1992, including any amendments or reports filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and shall be a part thereof from the date of filing of those documents.

Item 4. Description of Securities

    Not Applicable.

Item 5. Interests of Named Experts and Counsel

    Christi R. Sulzbach, Executive Vice President and General Counsel of the Company, has delivered an opinion to the effect that the shares of Common Stock covered by this Registration Statement will be legally issued, fully paid and non-assessable.

    As of August 10, 2001, Ms. Sulzbach beneficially owned 7,998 shares of Common Stock and held options to purchase 205,001 shares of Common Stock. Ms. Sulzbach is eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers

    Nevada law and the Company's Restated Articles of Incorporation and Restated Bylaws permit, and in some instances require, indemnification of directors and officers in terms sufficiently broad to indemnify officers and directors under certain circumstances for liabilities (including expense advancement and/or reimbursement) arising under the 1933 Act. The Company also may enter into agreements with any director or officer indemnifying them against certain liabilities incurred by them in the performance of their duties, including liabilities under the 1933 Act. In addition, the Company has directors and officers liability insurance policies.

Item 7. Exemption from Registration Claimed

    Not Applicable

Item 8. Exhibits

Exhibit Number	Description
4.	Tenet Healthcare Corporation 2001 Stock Incentive Plan
5.	Opinion of Christi R. Sulzbach
23.	Consents
	a.	Consent of KPMG LLP
	b.	Consent of Christi R. Sulzbach (included in her opinion filed as Exhibit 5)
24.	Power of Attorney (included on page 4 of this Registration Statement)

Item 9. Undertakings

    The undersigned Registrant hereby undertakes:

    (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) That, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Santa Barbara, State of California on November 30, 2001.

TENET HEALTHCARE CORPORATION
By:	/s/ RICHARD B. SILVER Richard B. Silver Senior Vice President and Corporate Secretary

    Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 30, 2001.

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears in this Registration Statement in any capacity hereby constitutes and appoints each of Jeffrey C. Barbakow, David L. Dennis, Raymond L. Mathiasen and Christi R. Sulzbach, acting alone, with full power of substitution and resubstitution, his or her true and lawful attorney-in-fact and agent for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Signature Title

/s/ JEFFREY C. BARBAKOW Jeffrey C. Barbakow	Chairman, Chief Executive Officer and Director (principal executive officer)
/s/ DAVID L. DENNIS David L. Dennis	Vice Chairman, Chief Corporate Officer and Chief Financial Officer (principal financial officer)
/s/ RAYMOND L. MATHIASEN Raymond L. Mathiasen	Executive Vice President and Chief Accounting Officer (principal accounting officer)
/s/ LAWRENCE BIONDI, S.J. Lawrence Biondi, S.J.	Director
/s/ BERNICE B. BRATTER Bernice B. Bratter	Director

/s/ SANFORD CLOUD, JR. Sanford Cloud, Jr.	Director
/s/ MAURICE J. DEWALD Maurice J. DeWald	Director
/s/ MICHAEL H. FOCHT, SR. Michael H. Focht, Sr.	Director
/s/ VAN B. HONEYCUTT Van B. Honeycutt	Director
/s/ J. ROBERT KERREY J. Robert Kerrey	Director
/s/ LESTER B. KORN Lester B. Korn	Director
/s/ FLOYD D. LOOP, M.D. Floyd D. Loop, M.D.	Director

EXHIBIT INDEX

Exhibit Number	Description
4.	Tenet Healthcare Corporation 2001 Stock Incentive Plan
5.	Opinion of Christi R. Sulzbach
23.	Consents
	a.	Consent of KPMG LLP
	b.	Consent of Christi R. Sulzbach (included in her opinion filed as Exhibit 5)
24.	Power of Attorney (included on page 5 of this Registration Statement)

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX